EXHIBIT 4.4

Execution Copy

CONVERTIBLE NOTE & AGREEMENT

Principal Amount: ______________	Maker: Convectium, Inc.

Effective Date: March 20, 2018	Holder: _______________

Maturity Date: March 19, 2019	Conversion Valuation: $45 Million

Convertible Trigger One: Private Equity Financing at $45 Million Valuation

Convertible Trigger Two: Successful OTC Listing of the Maker

Early Call Event: Failure to Produce Audited Financial Statements by June 30, 2018.

THIS CONVERTIBLE NOTE & AGREEMENT (this “Note”) entered into on __________, 2018 (the “Effective Date”) by and among CONVECTIUM, INC., a Delaware corporation (the “Maker”), and ________, a _____________ limited liability company (the “Holder”) (the Maker and the Holder are referred to as the “Parties”).

Section 1.01. Principal. The Principal Amount of the Note will be paid by the Holder in the form of electronic transfer to the Maker on the same date this Note is executed by the Parties or as soon thereafter as practicable.

Section 2.01. Acceleration of Maturity Date. The Maturity Date will be accelerated to June 30, 2018 if the Maker has not delivered a certified public financial audit of the Maker’s 2017 financial statements to the Holder by June 30, 2018.

Section 3.01. Conversion of Note.

(a) Mandatory Conversion of Principal upon a Private Equity Financing. Upon an additional Equity Financing (as defined below) in which the equity securities of the Maker are sold to an investor, the Holder shall be required to convert in full the outstanding Principal Amount into fully paid and nonassessable common stock shares of the Maker (“Conversion Shares”) immediately after the close of the Equity Financing. For purposes hereof, “Equity Financing” means the cash sale by the Maker of $1,000,000 of its common stock shares or commons stock share equivalents with a valuation of $45,000,000, calculated on a Fully Diluted Basis (as defined below) pre-investment basis.

(b) One Year if Maker is Listed for Quotation on the OTC. Upon the Maker successfully listing the Maker’s common stock for quotation on one of the OTC markets (“Registration”), the Holder shall convert in full the outstanding Principal Amount into the Conversion Shares one year from the Effective Date of this Note.

(c) Optional Conversion. The Holder shall have the sole and exclusive right to convert the Principal Amount in full in the absence of a mandatory Conversion Event (as defined below) up until the Maturity Date at a valuation of $45,000,000, calculated on a Fully Diluted Basis (as defined below) pre-investment basis. Upon Conversion the Holder shall be restricted from selling the shares until the Maturity Date.

(d) Conversion Time Definition. Conversion Time means the time of conversion of this Note as set forth in Section 3.01(a), (b), or (c) of this Note as applicable.

(e) Conversion Event Definition. Conversion Event means a conversion of this Note as set forth in Section 3.01(a), (b), or (c) of this Note

(f) Fully Diluted Shares Definition. Fully Diluted Shares means the number of issued and outstanding shares of the Maker’s capital stock, assuming the conversion or exercise of all of the Maker’s outstanding convertible or exercisable securities, including shares of convertible Preferred Stock and all outstanding vested or unvested options or warrants to purchase the Maker’s capital stock as well as any phantom equity, appreciation rights, or other rights outstanding that have the right to receive distributions from the Maker on a pro-rata right with the equity Holders or right to share in the disposition proceeds of the Maker. This definition shall not include an increase of Shares due to an issuance for an acquisition.

(g) Conversion Shares Calculation. The number of Conversion Shares issued at the Conversion Time shall be equal to the quotient of $45 million dollars divided by the number of Fully Diluted Shares of the Maker at the Conversion Time, which yields the “Conversion Price Per Share.” The Principal Amount converted at the Conversion Time is divided by the Conversion Price Per Share to equal the number of Conversion Shares.

(h) Mechanics of Conversion.

(i)	Upon the occurrence of a Conversion Event the Maker shall provide Holder with written notice thereof and thereafter, the Holder shall surrender this Note to the Maker for cancellation. Upon conversion and surrender of this Note, the Parties agree to execute and deliver any documents reasonably required to effectuate the conversion and other ancillary agreements with customary representations, warranties, and transfer restrictions.

(ii)	The Maker shall, as soon as practicable after the surrender of this Note as provided in Section 3.01(h)(i) above, issue and deliver to the Holder, a certificate or certificates for the Conversion Amount.

(iii)	Notwithstanding anything to the contrary herein, conversion of all of the Principal Amount, this Note shall be deemed cancelled and paid in full in accordance with this Section 3.01(h), and the Holder shall cease to have any rights with respect to this Note other than the right to receive the Conversion Amount.

(i) Share Price at the Effective Date. As of the Effective Date, the Maker represents and warrants to the Holder that the Maker has 50,000,000 shares on a fully diluted basis and if the Note was converted on the Effective Date, the Holder would receive 1,111,111.11 common shares at an effective price of $0.90.

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Section 3.02. Conversion Shares Legend. Holder acknowledges and agrees that the Conversion Shares, upon issuance, will be “restricted securities” within the meaning of SEC Rule 144 and will bear a legend substantially as follows:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

Section 3.03. Rule 144 Opinion Letter. After any such required holding period required under Rule 144 of the Securities Act or any other rule or regulation allowing for the sale or disposition of restricted securities and compliance with such provisions set forth therein, upon any demand by the Holder, the Maker, upon five (5) business days written notice, shall be obligated to cause the issuance of legal opinion letters, by Maker’s securities counsel, which will enable the Holder to sell, transfer, pledge, hypothecate or dispose of the Conversion Shares in accordance with such rules or regulations.

Section 3.04. Registration Rights. In the event that the Maker securities are publicly traded and the Conversion Shares remain restricted under Rule 144 of the Securities Act or any other rule or regulation allowing for the sale or disposition of restricted securities one year after the Holder’s investment, the Maker is obligated to register the resale of the Conversion Shares under the Securities Act of 1933, as amended, if requested in writing by the Holder.

Section 4.01. No Rights as Holder. This Note does not entitle Holder to any voting rights or other rights as a Holder of the Maker prior to conversion.

Section 4.02. No Short Sales. The Holder may not, directly or indirectly, engage in short sale of the Company’s common stock (a “short sale against the box”) from 24 months from the Effective Date. A short sale, as defined in this Agreement, means any transaction whereby one may benefit from a decline in the price of the Company’s common stock. The Holder also agrees not to loan shares out to a brokerage firm for the purpose of borrowing them for short sales.

Section 5.01. Prepayment. The Maker does not have a right to prepay the Note without the express written consent of the Holder.

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Section 6.01. Event of Default. If any of the following events (“Events of Default”) occurs:

(a) any default in the payment of the Principal Amount on the Note at the Maturity Date of if the Note’s Maturity Date is accelerated pursuant to Section 2.01 of this Note;

(b) any material breach by the Maker of any of its agreements, undertakings, obligations, or representations and warranties contained in this Note, which material breach is not cured within ten (10) days following receipt of notice thereof by the Maker from the Holder;

(c) the filing of any petition or the commencement of any proceedings against the Maker for any relief under bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions, or extension, which proceeding is not dismissed within sixty (60) days;

(d) the Maker makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy or is adjudicated as bankrupt or insolvent, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or files any answer admitting or not contesting the material allegations of a petition filed against the Maker in any such proceeding or seeks or consents to or acquiesce in the appointment of any trustee, receiver or liquidator of the Maker; or

(e) the Maker voluntarily or involuntarily ceases operations; then, and in any such event, subject to the terms herein, the unpaid Principal Amount and the accrued interest shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Maker.

Section 7.01. Representations and Warranties.

(a) The Maker represents and warrants to the Holder that:

(i)	The Maker has all corporate right, power and authority to enter into this Note and to consummate the transactions contemplated hereby. All corporate action on the part of the Maker, its directors and stockholders necessary for the (A) authorization execution, delivery and performance of this Note by the Maker and (B) authorization, issuance and delivery of the securities issuable upon conversion of the Notes, has been taken. The securities issuable upon conversion of the Note will be validly issued, fully paid and nonassessable. The issuance and sale of the securities contemplated hereby will not give rise to any preemptive rights or rights of first refusal on behalf of any person which have not been waived.

(ii)	Assuming this Note has been duly and validly authorized, executed and delivered by the Holder, this Note is duly authorized, executed and delivered by the Maker and constitutes the legal, valid and binding obligations of the Maker enforceable against the Maker in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

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(iii)	The execution, delivery and performance of this the Note by the Maker and the consummation by the Maker of the transactions contemplated hereby will not (A) result in a violation of the Articles of Incorporation of the Maker or other organizational documents of the Maker, (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Maker is a party, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Maker by which any property or asset of the Maker is bound or affected except, in the case of clause (B) or (C) above, to the extent such violations that could not reasonably be expected to have a material adverse effect.

Section 8.01. Miscellaneous.

(a) Amendments and Waivers. Any term of this Note may be amended and the observance of any term thereof may be waived (either generally or in a particular instance) only with the written consent of the Maker and the Holder, and in accordance with any restrictions set forth herein. Any amendment or waiver effected in accordance with this section shall be binding upon each subsequent Holder of this Note.

(b) Assignments, Successors, and No Third-Party Rights. Neither the Maker nor the Holder may assign any of its rights under this Note without the prior written consent of the other party. Subject to the preceding sentence, this Note will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Maker and the Holder.

(c) Severability. If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(d) Section Headings. The headings of the Sections in this Note are provided for convenience only and will not affect its construction or interpretation.

(e) Addresses and Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by email (with confirmation of transmission), by recognized courier service (with receipt acknowledged) or by registered or certified mail, postage prepaid, as folllows:

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Holder:

_________________

_________________

_________________

Attention: _____________

Email: _______________

with a copy, which shall not constitute adequate notice, to:

________________

Email: __________________

Maker:

Convectium, Inc.

Attention: Mark Adams

Email: mark@convectium.com

with a copy, which shall not constitute adequate notice, to:

Email: bclark@clarklg.com

Any such person may by notice given in accordance with Section 8.01(e) to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

(f) Execution. In the event that any signature on this Note is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(g) Choice of Law and Jurisdiction. The validity, construction and enforcement of this Note shall be governed by, and in accordance with, the laws of the Commonwealth of Massachusetts, without reference to any choice of law principle that would result in the application of any other law, notwithstanding the place where this Note was executed by either Party.

(h) Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(i) Electronic Signature. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Maker executed and delivered this Note as of the date first above written.

MAKER:	HOLDER:
CONVECTIUM, INC.	________

By:	By:
Mark Adams, President	____________, as ____________

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